Exhibit B.44.2

Certificate Amending or Restating Certificate of Incorporation


By Action of Board of Directors


                                 State of Connecticut
                                 Secretary of the State


1. Name of Corporation:                    Date:  January 10, 1989

 Housatonic Corporation

2. This Certificate of Incorporation is amended only by the following resolution:


 Resolved, that Article 5 of the Certificate of Incorporation of the Corporation be amended to read as follows:

      "5. The minimum amount of stated capital with which the corporation shall commence business is One
           Thousand ($1,000) Dollars."

3.  N/A

4. The above resolution was adopted by the board of directors acting alone, there being no shareholders or subscribers.

5.  The number of affirmative votes required to adopt such resolution is 11.

6.  The number of director votes in favor of this resolution was 11.



  Philip T. Ashton, Vice President  Walter F. Torrance Jr., Secretary

  /S/ Philip T. Ashton              /S/ Walter F. Torrance Jr.